Exhibit 99.2

May 6, 2015

Board of Directors

Globe Specialty Metals, Inc.

600 Brickell Ave., Suite 1500

Miami, Florida 33131

Re:	Registration Statement on Form F-4 of VeloNewco Limited, filed May 6, 2015 (the “Registration Statement”)

Gentlemen:

Reference is made to our opinion letter, dated February 23, 2015 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Grupo Villar Mir, S.A.U. (“Grupo Villar Mir”) and its affiliates) of the outstanding shares of common stock, par value $0.0001 per share (the “Company Shares”), of Globe Specialty Metals, Inc. (the “Company”), taking into account the FerroAtlántica Acquisition (as defined in the Opinion Letter), of the Exchange Ratio (as defined in the Opinion Letter) pursuant to the Business Combination Agreement, dated as of February 23, 2015 (the “Agreement”), among the Company, Grupo Villar Mir, FerroAtlántica, S.A.U., a wholly owned subsidiary of Grupo Villar Mir, VeloNewco Limited (“Holdco”), a wholly owned subsidiary of Grupo Villar Mir, and Gordon Merger Sub, Inc., a wholly owned subsidiary of Holdco.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinion of Goldman, Sachs & Co. Globe’s Financial Advisor,” “The Business Combination – Opinion of Goldman, Sachs & Co. Globe’s Financial Advisor”, “Risk Factors — Risks Relating to the Business Combination,” and “The Business Combination — Background of the Business Combination”, “The Business Combination — Reasons for the Business Combination and Recommendation of the Globe Board”, “The Business Combination — Unaudited Financial Projections Prepared by Globe Management”, “The Business Combination — Opinion of Goldman, Sachs & Co. Globe’s Financial Advisor”, and “The Business Combination Agreement – Representations and Warranties” and to the inclusion of the foregoing opinion as Annex G in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

GOLDMAN, SACHS & CO.